ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number 20100931677-36
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/16/2010 2:35 PM
	Entity Number C2510-2001

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Neah Power Systems, Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment Filed Pursuant to NRS 78.385 and 78.390; Document No. 20090592559-76 (the "Certificate of Amendment")

3. Filing date of the original document for which correction is being made: 08/03/2009

4. Description of the inaccuracy or defect:

The Corporation increased the number of authorized common shares, par value $0.001, from 20,000,000 to 80,000,000 by approval of the board of directors and without stockholder approval based on advice of counsel that such a change can be made in reliance on NRS 78.207. When the increase was approved by the board of directors on July 31, 2009, the corporation should have filed a Certificate of Change under NRS 78.290, but mistakenly filed the Certificate of Amendment described above.

5. Correction of the inaccuracy or defect:

Attached hereto as Appendix A, and incorporated herein, is a Certificate of Change as of August 3, 2010, which is provided under this Certificate of Change in replacement of the Certificate of Amendment that was erroneously filed. The Certificate of Amendment is void and the correction made by this Certificate of Change and attached Appendix A is effective August 3, 2009.

6. Signature:

X [signature]

Authorized Signature

PRESIDENT & CEO
Title *

12/15/2010
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Appendix A to
Certificate of Correction
Neah Power Systems, Inc.
Entity Number C2510-2001

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation: **Neah Power Systems, Inc.**

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: **20,000,000 shares of common stock, par value $0.001**

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: **80,000,000 shares of common stock, par value $0.001**

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

   Pursuant to NRS 78.207 and 78.209, the corporation shall issue four (4) shares of common stock for every one (1) share of common stock issued and outstanding as of the effective date August 14, 2009.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: **No fractional shares will be issued as a result of the change.**